UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 3, 2016 (September 30, 2016)

New Mountain Finance Corporation

(Exact name of registrant as specified in its charter)

Delaware	814-00832	27-2978010
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

787 7th Avenue, 48th Floor, New York, NY 10019

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 720-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On September 30, 2016, New Mountain Finance Corporation (the “Company”) entered into an amended and restated note purchase agreement (the “Amended Note Purchase Agreement”) related to the Company’s existing 5.313% fixed interest rate unsecured notes due on May 15, 2021 (the “Notes”).  The Amended Note Purchase Agreement amends and restates the Note Purchase Agreement dated May 4, 2016 (the “Existing NPA”), pursuant to which the Company issued $50,000,000 in aggregate principal amount of the Notes in May 2016.  The Amended Note Purchase Agreement was entered into in connection with the issuance of an additional $40,000,000 in aggregate principal amount of the Notes to two institutional investors in a private placement, which closed on September 30, 2016.  The Amended Note Purchase Agreement also amended and restated the Existing NPA to provide for future issuances of unsecured notes in separate series or tranches under the Amended Note Purchase Agreement and supplements thereto.

The Notes are equal in priority with the Company’s other unsecured indebtedness, including the Convertible Notes and the Existing Convertible Notes (each defined below).  Interest on the Notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2016. This interest rate is subject to increase in the event that: (i) subject to certain exceptions, the Notes or the Company cease to have an investment grade rating or (ii) the aggregate amount of the Company’s unsecured debt falls below $150,000,000.  In each such event, the Company also has the option to offer to prepay the Notes at par, in which case the holders of the Notes who accept the offer would not receive the increased interest rate. In addition, the Company is obligated to offer to prepay the Notes at par if the Company’s investment adviser, New Mountain Finance Adviser BDC, L.L.C. (the “Investment Adviser”), or an affiliate thereof, ceases to be the Company’s investment adviser or if certain change in control events occur with respect to the Investment Adviser. The Amended Note Purchase Agreement also contains customary terms and conditions for unsecured notes issued in a private placement, including, without limitation, affirmative and negative covenants such as information reporting, maintenance of the Company’s status as a business development company under the Investment Company Act of 1940, as amended, and a regulated investment company under the Subchapter M of the Internal Revenue Code of 1986, as amended, minimum stockholders’ equity, minimum asset coverage ratio, and prohibitions on certain fundamental changes at the Company or any subsidiary guarantor, as well as customary events of default with customary cure and notice, including, without limitation, nonpayment, misrepresentation in a material respect, breach of covenant, cross-default under other indebtedness of the Company or certain significant subsidiaries, certain judgments and orders, and certain events of bankruptcy.

The description above is only a summary of the material provisions of the Amended Note Purchase Agreement and is qualified in its entirety by reference to the copy of the Amended Note Purchase Agreement which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference thereto.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated by reference herein.

On September 30, 2016, the Company also closed a public offering of an additional $40,250,000 in aggregate principal amount (including $5,250,000 in aggregate principal amount issued pursuant to the underwriters’ overallotment option) of the Company’s 5.00% convertible notes due 2019 (the “Convertible Notes”).  The Convertible Notes constitute a further issuance of, rank equally in right of payment with, and form a single series with the $115,000,000 in aggregate principal amount of the 5.00% convertible notes due 2019 (the “Existing Convertible Notes”) that the Company issued on June 3, 2014, pursuant to the Indenture dated June 3, 2014 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee.

As described in the Indenture, the Convertible Notes will be convertible into shares of the Company’s common stock, at any time on or prior to the close of business on the business day immediately preceding the maturity date, based on an initial conversion rate of 63.2794 shares of the Company’s common stock per $1,000 principal amount of Convertible Notes, which is equivalent to an initial conversion price of approximately $15.80 per share of common stock. The conversion price for the Convertible Notes will not be reduced for quarterly cash dividends paid to holders of the Company’s common stock at or below the rate of $0.34 per share, subject to anti-dilution and other adjustments.

The Convertible Notes will mature on June 15, 2019, unless previously converted in accordance with their terms. Interest on the Convertible Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2016. The Convertible Notes will be general unsecured obligations of the Company, rank equally in right of payment with the Company’s existing and future unsecured debt, including the Notes, and rank senior in right of payment to any potential debt that is expressly subordinated to the Convertible Notes, should any be issued in the future.

Item 9.01  Financial Statements and Exhibits

(a)         Not applicable.

(b)         Not applicable.

(c)         Not applicable.

(d)         Exhibits.

Exhibit No.

10.1	Amended and Restated Note Purchase Agreement dated September 30, 2016, by and between New Mountain Finance Corporation and the purchaser parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NEW MOUNTAIN FINANCE CORPORATION

Date: October 3, 2016	By:	/s/ Karrie J. Jerry
		Name:	Karrie J. Jerry
		Title:	Corporate Secretary